Exhibit 10.33
AMENDMENT NO. 6
to
AGREEMENT AND PLAN OF REORGANIZATION
Dated February 19, 2007

THIS AMENDMENT NO.6 (the "Amendment"), effective as of the 28th  day of February, 2008, is made by and among Magnitude Information Systems, Inc. ("Magnitude"), Kiwibox Media, Inc. ("Kiwibox"), Michael Howard, Lin Dai and Ivan Tumanov, individuals, who are the shareholders of Kiwibox (the "Kiwibox Shareholders").

BACKGROUND:

WHEREAS, Magnitude, Kiwibox and the Kiwibox Shareholders executed and delivered a certain Agreement and Plan of Reorganization, dated February 19, 2007 (the "Agreement") that scheduled the closing of the transactions described therein to take place on or before March 31, 2007 and extended the closing date from on and about March 31, 2007 to May 15, 2007 by virtue of Amendment No. 1 dated April 4, 2007; and

WHEREAS, due to certain delivery requirements, the parties further amended the Agreement and rescheduled the closing date from on or about May 15, 2007 to June 18, 2007 by virtue of Amendment No. 2, and;

WHEREAS, on July 30, 2007 the parties executed and delivered Amendment No. 3 to the Agreement providing for (A) a new schedule for the payments due to the Kiwibox Shareholders; (B) a new schedule for the overall investment of the $3.5 million Magnitude has committed to raise and invest into Kiwibox; (C) certain penalty provisions and termination rights in the event of an uncured default, and; (D) a new closing date of August 16, 2007;

WHEREAS, the Kiwibox acquisition closed on August 16, 2007 and due to delays by Tell Capital AG in its payments commitments, the parties further amended the Agreement through Amendment No. 4 (December 3, 2007) and Amendment No. 5 (December 31, 2007), extending certain Magnitude investment deadlines for Kiwibox and providing for certain cash payments to the Kiwibox Shareholders;

WHEREAS, the parties now desire to further amend the Agreement to provide, among other things, a mutually beneficial platform, permitting Magnitude to more easily identify funding for their operations by removing certain impediments to the fund raising efforts that exist by virtue of the current and applicable investment deadlines and penalty provisions, including the specter of an exercise by the Kiwibox Shareholders of their rights of rescission.

NOW, THEREFORE, in consideration of the mutual promises and covenants made by the parties to each other, the parties agree as follows:

A. Amendment of Agreement: The parties hereto agree to amend the Agreement, as amended by Amendment No. 3, Amendment No. 4 and Amendment No.5 to the Agreement effective as of the date set forth above, as follows:

1. Magnitude $3.5 million Investment. Sections 3D, 3E, 3F, and the last paragraph of Section 3 of Amendment No. 3, Section 3G inserted by Amendment No. 4, and Sections 3H and 3I inserted by Amendment No.5, together and currently read as follows:

(D) On or before January 1, 2007, Magnitude shall have an additional $625,000 for the $3.5 Investment into Kiwibox;
(E) On or before March 1, 2008, Magnitude shall have an additional $1,700,000 for the $3.5 Investment into Kiwibox;
(F) On or before August 16, 2008, Magnitude shall have an additional $300,000 for the $3.5 Investment into Kiwibox;
(G) On or before December 5, 2007, Magnitude shall make a payment of $50,000 to the shareholders of Kiwibox. In the event that the $625,000 payment due pursuant to this Amendment No. 4 is not received on or before December 5, 2007, Magnitude shall make an additional payment of $50,000 to the Kiwibox shareholders on December 5, 2007. All Magnitude payments made under this Section 3(G) shall be disbursed 33 and 1/3% to each of the three Kiwibox shareholders.
(H) On the earlier date of January 31, 2008 or the date Magnitude receives sufficient funds to make a payment of $50,000, Magnitude shall make a payment of $50,000 to the shareholders of Kiwibox. In the event that the $1,340,000, representing the balance due of the $3 million commitment of Tell Capital AG made to Magnitude (which amount includes the $625,000 Kiwibox Funding Amount due January 1, 2008), is not received on or before January 31, 2008, Magnitude shall make an additional payment of $50,000 to the Kiwibox shareholders on January 31, 2008, and the due date for the receipt of the $1,340,000 shall be extended to February 5, 2008. All Magnitude payments made under this Section 3(H) shall be disbursed 33 and 1/3% to each of the three Kiwibox shareholders;

(I) On or before April 1, 2008, Magnitude shall make a payment of $50,000 to the shareholders of Kiwibox. In the event that the $1,700,000 Kiwibox Funding Amount is not received on or before April 1, 2008, Magnitude shall make an additional payment of $50,000 to the Kiwibox shareholders on April 1, 2008, and the due date for the receipt of the $1,700,000 shall be extended to April 5, 2008. All Magnitude payments made under this Section 3(I) shall be disbursed 33 and 1/3% to each of the three Kiwibox shareholders.

Section 3.5 shall be further amended by inserting the following provisions at the end thereof:

In the event Magnitude does not receive into its bank account a Kiwibox Funding Amount on or before its corresponding Kiwibox Funding Date, Magnitude shall pay to the
Kiwibox Shareholders a penalty consisting of 60,000 restricted Magnitude common shares for each day following the Kiwibox Funding Date a Kiwibox Funding Amount is in
arrears. For example, if the $300,000 Kiwibox Funding Amount due on September 1, 2007,
is not received by Magnitude until September 5, 2007, then Magnitude shall pay the penalty by issuing 300,000 Magnitude restricted common shares to the Kiwibox Shareholders, one-
third to each Kiwibox Shareholder, within thirty (30) days of the receipt of the subject
Kiwibox Funding Amount. In the event that a Kiwibox Funding Amount is more than thirty
(30) days in arrears, the Kiwibox Shareholders shall have the right and option to send a notice of rescission in writing (the “Notice of Rescission”) to Magnitude who shall have an additional five (5) days following receipt of such Notice of Rescission to cure such default
(the “Cure Period”) by providing sufficient documentary evidence to Kiwibox and to the
Kiwibox Shareholders that such delinquent Kiwibox Funding Amount has been received within such five (5) day Cure Period; in the event that Magnitude has does not provide to
Kiwibox and to the Kiwibox Shareholders sufficient documentary evidence that it has received such Kiwibox Funding Amount within such five (5) day Cure Period, then and in such event Magnitude shall deliver and transfer ownership of the Kiwibox business back to the Kiwibox Shareholders by transferring to them all of the one hundred sixty (160)
outstanding common shares of its subsidiary, Kiwibox Media, Inc., within thirty (30) days of the expiration of the Cure Period. The right of rescission granted to the Kiwibox
Shareholders under this Section 3.5 shall be in addition to any rights and remedies that they shall have at law or in equity. Any and all sums paid by Magnitude to Kiwibox and the
Kiwibox Shareholders prior to any exercise of their rights of rescission under this Section
3.5 shall be deemed earned and non-refundable.

THE ABOVE PROVISIONS OF SECTION 3.5 OF THE AGREEMENT AND AS MODIFIED BY AMENDMENTS NOS. 3, 4 AND 5 SHALL BE DELETED IN THEIR ENTIRETY, AND THE FOLLOWING NEW SECTION 3.5 SHALL BE SUBSTITUTED IN LIEU THEREOF:

 3.5 Magnitude Investment and Commitment.

(A) Magnitude agrees to raise no less than $1,500,000 on or before March 7, 2008, of which $700,000 shall be committed to invest in the Kiwibox business and, in addition, $150,000 of which shall be paid to the three Kiwibox Shareholders, $50,000 each, in partial consideration for their agreement to the terms and provisions of this Amendment No. 6; in addition and as further consideration to the Kiwibox Shareholders, Magnitude shall execute and deliver its promissory note, dated the date hereof, in the principal amount of $225,000, payable $75,000 each to the three Kiwibox Shareholders, accruing interest at the rate of five (5%) percent, per annum, secured by all 160 outstanding shares of Kiwibox Media, Inc., whose principal balance and accrued interest shall be due and payable on the earlier date of June 15, 2008, or on the date Magnitude received proceeds from any debt or equity financing subsequent to the anticipated investment of $1,500,000, due on or before March 7, 2008. If this promissory note is not paid on or before June 15, 2008, Magnitude shall reserve $150,000 in funds and transfer same to Kiwibox.

(B) In the event Magnitude raises the $1,500,000 on or before March 7, 2008, then any and all current or future (i) rights of rescission heretofore granted to the Kiwibox Shareholders to rescind the merger transaction between Magnitude and Kiwibox, and the Kiwibox Shareholders and (ii) obligations of Magnitude to raise any additional funds for Kiwibox, shall automatically terminate and no longer be of any further force or legal effect.

(C) In the event Magnitude does not have the $1,500,000 on or before March 7, 2008, the Kiwibox Shareholders shall have the right to exercise a right of rescission, effective on March 7, 2008, by written notice to Magnitude and upon receipt of such notice of rescission, Magnitude shall transfer to the Kiwibox Shareholders all of the 160 outstanding shares of its subsidiary, Kiwibox Media, Inc. as soon as practicable; in addition, Magnitude shall reserve $150,000 in funds and transfer same to the Kiwibox in such event;

(D) In partial consideration of the agreement of Kiwibox and the Kiwibox Shareholders to the terms and provisions set forth in this Amendment No. 6:

(i) Magnitude hereby grants to the Kiwibox Shareholders a limited reset right, based upon the issuance of the 30,000,000 Magnitude common shares, originally issued to the three Kiwibox Shareholders at the closing of the Agreement on August 16, 2007, 11,804,632 Common Shares to Lin Dai, 9,638,213 Common Shares to Ivan Tumanov and 7,807,155 Common Shares to Michael Howard. This limited reset right shall require Magnitude to issue, in the same proportion they received their original 30,000,000 Magnitude common shares on August 16, 2007, an addition 20,000,000 common shares to the three Kiwibox Shareholders as follows: 8,071,544 Common Shares to Lin Dai, 6,590,231 Common Shares to Ivan Tumanov, and 5,338,225 Common Shares to Michael Howard. The Kiwibox Shareholders shall have the election to receive the 20,000,000 reset shares in the form of stock options, the number of which shall be determined by Magnitude’s auditors and based upon equivalent value. Magnitude shall issue the amount of shares or stock options due to the Kiwibox Shareholders under this Reset Right within ten (10) days of receipt of written notice accompanied, in the event the Kiwibox Shareholders elect to take some or all of the 20,000,000 reset shares in the form of stock options, by a statement setting forth the calculations used to determine the number of stock options, and;

(ii) Magnitude shall issue to the Kiwibox Shareholders an aggregate 2,100,000 restricted common shares as well as the 8,700,000 shares previously due through January 31, 2008. The Kiwibox Shareholders shall have the election to receive the penalty shares in the form of stock options, the number of which shall be determined by Magnitude’s auditors and based upon equivalent value. Magnitude shall issue the amount of penalty shares or stock options due to the Kiwibox Shareholders within ten (10) days of receipt of written notice accompanied, in the event the Kiwibox Shareholders elect to take some or all of the penalty shares in the form of stock options, by a statement setting forth the calculations used to determine the number of stock options.

(iii) Magnitude shall obtain an opinion from its auditors or similarly qualified accounting firm as to the equivalent value of the reset 20,000,000 common shares and the penalty shares referenced in Section 3.5(D)(i) and (ii) above, if the Kiwibox Shareholders elected to take such securities in the form of stock options on or before the 20th day following the date of this Amendment. Magnitude shall furnish such opinion to the Kiwibox Shareholders upon receipt. In the event the Kiwibox Shareholders elect to take part or all of the subject reset 20,000,000 common shares and/or the penalty shares in the form of stock options, such stock options shall contain a provision permitting cashless exercise.

B. Reconfirmation. The parties hereto reconfirm and acknowledge the legal viability of the Agreement, including Amendments No. 1, No. 2, No. 3, No. 4, No.5 and this Amendment No. 6 thereto between them as well as all of the terms and provisions of the Agreement and amendments not modified by this Amendment.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the day, month and year first above written.

Kiwibox Media, Inc.	Magnitude Information Systems, Inc.

By: /s/ Lin Dai	By: /s/ Edward L. Marney
Lin Dai, President	Edward L. Marney, President

/s/ Ivan Tumanov	/s/ Michael Howard	/s/ Lin Dai
Ivan Tumanov	Michael Howard	Lin Dai
Kiwibox Shareholder	Kiwibox Shareholder	Kiwibox Shareholder